UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Brookline Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
☐	$500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

March 15, 2007

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of Brookline Bancorp, Inc. (the “Company”).  The Annual Meeting will be held at the Brookline Holiday Inn, 1200 Beacon Street, Brookline, Massachusetts 02446, at 10:00 a.m. on April 19, 2007.

The enclosed Notice of the Annual Meeting and Proxy Statement describe the formal business to be transacted.  During the Annual Meeting we will also report on the operations of the Company.  Directors and officers of the Company will be present to respond to any questions that stockholders may have.  Also enclosed for your review is our Annual Report to Stockholders, which contains detailed information concerning the activities and operating performance of the Company.

The business to be conducted at the Annual Meeting consists of the election of five directors to the Board of Directors of the Company and the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2007.  For the reasons set forth in the Proxy Statement, the Board of Directors recommends a vote “FOR” the election of directors and “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting.  This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.  Your vote is important, regardless of the number of shares that you own.

Sincerely,

/s/ Richard P. Chapman, Jr.

Richard P. Chapman, Jr.
President and Chief Executive Officer

Brookline Bancorp, Inc.

160 Washington Street

Brookline, Massachusetts 02445

(617) 730-3500

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 19, 2007

Notice is hereby given that the Annual Meeting of Brookline Bancorp, Inc. (the “Company”) will be held at the Brookline Holiday Inn, 1200 Beacon Street, Brookline, Massachusetts 02446 at 10:00 a.m. on April 19, 2007.

A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

The Annual Meeting is for the purpose of considering and acting upon:

1.               the election of five directors to the Board of Directors;

2.               the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2007; and

such other matters as may properly come before the Annual Meeting, or any adjournments thereof.  The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned.  Stockholders of record at the close of business on March 1, 2007 are the stockholders entitled to vote at the Annual Meeting and any adjournments thereof.

A list of stockholders entitled to vote at the Annual Meeting will be available at the Company’s Main Office, 160 Washington Street, Brookline, Massachusetts 02445, for the 10 days immediately prior to the Annual Meeting.  It also will be available for inspection at the meeting itself.

EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.  ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.  A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE.  ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING.  HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER FOR YOU TO VOTE PERSONALLY AT THE ANNUAL MEETING.

By Order of the Board of Directors

/s/ George C. Caner, Jr.
George C. Caner, Jr.
Secretary
March 15, 2007

IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES.  A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.  NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

PROXY STATEMENT

Brookline Bancorp, Inc.

160 Washington Street

Brookline, Massachusetts 02445

(617) 730-3500

ANNUAL MEETING OF STOCKHOLDERS

April 19, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Brookline Bancorp, Inc. (the “Company”) to be used at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”), which will be held at the Brookline Holiday Inn, 1200 Beacon Street, Brookline, Massachusetts 02446, on April 19, 2007, at 10:00 a.m., and all adjournments of the Annual Meeting.  The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about March 15, 2007.

REVOCATION OF PROXIES

Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below.  Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof.  Proxies solicited on behalf of the Board of Directors of the Company will be voted in accordance with the directions given thereon.  Where no instructions are indicated, validly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting.  Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

Proxies may be revoked by sending written notice of revocation to the Secretary of the Company at the address shown above, delivering to the Company a duly executed proxy bearing a later date, or attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting. The presence at the Annual Meeting of any stockholder who had returned a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Annual Meeting or delivers a written revocation to the Secretary of the Company prior to the voting of such proxy.

VOTING SECURITIES AND VOTING PROCEDURES

Holders of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on March 1, 2007 (the “Record Date”) are entitled to one vote for each share then held, except as described below.  As of the Record Date, the Company had 62,970,184 shares issued and 61,564,573 shares outstanding.  The presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.  Broker non-votes and proxies marked ABSTAIN will be counted for purposes of determining that a quorum is present.  In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

In accordance with the provisions of the Company’s Certificate of Incorporation, recordholders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to any vote with respect to the shares held in excess of the Limit.  The Company’s Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.

As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote FOR the election of the five nominees proposed by the Board of Directors or to WITHHOLD AUTHORITY to vote for the nominees being proposed.  Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which the authority to vote for the nominees being proposed is withheld.

As to the ratification of the independent registered public accounting firm, the proxy card being provided by the Board of Directors enables a stockholder to: (i) vote FOR the proposal; (ii) vote AGAINST the proposal; or (iii) ABSTAIN from voting on the proposal.  The ratification of the independent registered public accounting firm must be approved by the affirmative vote of a majority of the votes cast without regard to broker non-votes or proxies marked ABSTAIN.

Proxies solicited hereby will be returned to the Company and will be tabulated by an Inspector of Election designated by the Company’s Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Persons and groups who beneficially own in excess of five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission (the “SEC”) regarding such ownership.  The following table sets forth, as of the Record Date, the shares of Common Stock beneficially owned by each person who was the beneficial owner of more than five percent of the Company’s outstanding shares of Common Stock, including shares owned by its directors and executive officers.

	Amount of Shares
	Owned and Nature	Percent of Shares
Name and Address of	of Beneficial	of Common Stock
Beneficial Owners	Ownership(1)	Outstanding(2)
All Directors and Executive Officers as a Group (19 persons)	5,349,847	8.7%

Principal Stockholders:

Third Avenue Management LLC (3) 622 Third Avenue 32nd Floor New York, New York 10017	5,603,864	9.1

Advisory Research, Inc. (4) 180 North Stetson Street Suite 5500 Chicago, Illinois 60601	5,400,474	8.8

Private Capital Management, L.P. (5) 8889 Pelican Bay Blvd. Suite 500 Naples, Florida 34108	5,225,893	8.5

Dimensional Fund Advisors LP (6) 1299 Ocean Avenue Santa Monica, California 90401	4,105,398	6.7

Barclays Global Investors, N.A. (7) 45 Fremont Street San Francisco, California 94105	3,278,542	5.3

(1)          A person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the Record Date.  As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.  Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.

(2)          Calculated by dividing the number of shares in the second column of this table by the total shares of common stock outstanding at the Record Date (61,564,573 shares).

(3)          Based exclusively on a Schedule 13G/A filed by Third Avenue Management LLC on February 14, 2007.

(4)          Based exclusively on a Schedule 13G filed by Advisory Research, Inc. on February 20, 2007.

(5)          Based exclusively on a Schedule 13G/A filed by Private Capital Management, L.P. on February 14, 2007.

(6)          Based exclusively on a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 9, 2007.

(7)          Based exclusively on a Schedule 13G filed by Barclays Global Investors, N.A. on January 23, 2007.

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s Board of Directors currently is composed of 15 members.  The Company’s bylaws provide that approximately one-third of the Directors are to be elected annually.  Directors of the Company are generally elected to serve for a three-year period and until their respective successors shall have been elected and shall qualify. The Board of Directors has nominated to serve as directors, David C. Chapin, John A. Hackett, John L. Hall, II, Hollis W. Plimpton, Jr. and Rosamond B. Vaule, each of whom, except for Mr. Hackett, is currently a member of the Board of Directors and each of whom has been nominated to serve for a three-year period and until his or her successor has been elected and shall qualify.

The table below sets forth certain information regarding the composition of the Company’s Board of Directors, including the terms of office of Board members.  It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Annual Meeting for the election of the nominees identified below.  If the nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend.  At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected.  Except as indicated herein, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.

Names and Address (1)	Age	Positions Held	Director Since(2)	Current Term to Expire	Shares of Common Stock Beneficially Owned on Record Date (3)(4)(5)		Percent of Class (6)

NOMINEES

David C. Chapin	70	Director	1989	2007	171,525		0.3%
John A. Hackett	66	N/A	N/A	N/A	21,694		*
John L. Hall, II	67	Director	1983	2007	175,917		0.3
Hollis W. Plimpton, Jr.	76	Director	1974	2007	58,272		*
Rosamond B. Vaule	69	Director	1989	2007	181,423		0.3

DIRECTORS CONTINUING IN OFFICE

Franklin Wyman, Jr.(7)	85	Director	1974	2007	408,370		0.7
George C. Caner, Jr.	81	Secretary	1966	2008	144,226		*
Richard P. Chapman, Jr.	72	Chairman, President and Chief Executive Officer	1972	2008	1,676,969		2.7
John J. McGlynn	85	Director	2005	2008	35,258		*
William V. Tripp, III	68	Director	1975	2008	176,553		0.3
Peter O. Wilde	67	Director	1993	2008	169,343		0.3
Dennis S. Aronowitz	75	Director	1991	2009	131,567		*
William G. Coughlin	74	Director	1976	2009	289,661		0.5
John J. Doyle, Jr.	73	Director	2006	2009	3,400		*
Charles H. Peck	66	Executive Vice President	1995	2009	828,041	(8)	1.3
Joseph J. Slotnik	70	Director	1970	2009	246,275		0.4

NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Paul R. Bechet	64	Senior Vice President, Chief Financial Officer and Treasurer	N/A	N/A	551,223		0.9
Michael J. Fanger	49	President and Chief Executive Officer of Eastern Funding LLC	N/A	N/A	2,500		*
David J. Pallin	67	Senior Vice President	N/A	N/A	77,630		*

All Directors and Executive Officers as a Group (19 persons)					5,349,847	(4)	8.7%

(1)     The mailing address for each person listed is 160 Washington Street, Brookline, Massachusetts 02445.

(2)     Except for Mr. Doyle and Mr. McGlynn, reflects initial appointment to the Board of Trustees of the Company’s mutual predecessor, Brookline Bank (the “Bank”). With the exception of Messrs. Aronowitz, Caner, Hall, Plimpton and Ms. Vaule, all directors of the Company serve as directors of the Bank.

(3)        See definition of “beneficial ownership” in the table in “Security Ownership of Certain Beneficial Owners.”  The shares of Common Stock in this column include 2,610,227 shares in total and by individual the following shares which may be acquired by the persons indicated pursuant to the exercise of stock options within 60 days of the Record Date:  Mr. Chapin — 90,609; Mr. Hackett — none; Mr. Hall — 79,674; Mr. Plimpton — 31,870; Ms. Vaule — 79,674; Mr. Wyman — 191,218; Mr. Caner — 69,674; Mr. Chapman — 854,958; Mr. McGlynn — none; Mr. Tripp — 99,609; Mr. Wilde — 99,609; Mr. Aronowitz — 65,595; Mr. Coughlin — 91,105; Mr. Doyle —none; Mr. Peck — 456,587; Mr. Slotnik — 127,478; Mr. Bechet — 232,567; Mr. Fanger — none; and Mr. Pallin — 40,000.

(4)        Includes 78,113 shares of Common Stock allocated to the accounts of executive officers under the ESOP and excludes the remaining 629,081 shares of Common Stock (representing 1.0% of the shares of Common Stock outstanding as of the Record Date) owned by the ESOP for the benefit of the employees of the Company and the Bank.  Under the terms of the ESOP, shares of Common Stock allocated to the account of employees are voted in accordance with the instructions of the respective employees.  Unallocated shares are voted by the ESOP trustee in the manner calculated to most accurately reflect the instructions it has received from the participants regarding the allocated shares, unless its fiduciary duties require otherwise.

(5)        Includes 260,551 shares of Common Stock awarded to directors and executive officers under the 2003 Recognition and Retention Plan (254,400 shares) and the 1999 Recognition and Retention Plan (6,151 shares) that vest on varying dates from April 19, 2007 through October 16, 2009.  Included in that total are the following shares by individual:  Mr. Chapin — 7,200; Mr. Hackett — none; Mr. Hall — 6,000; Mr. Plimpton — 3,000; Ms. Vaule — 6,000; Mr. Wyman — 16,500; Mr. Caner — 6,000; Mr. Chapman — 81,000; Mr. McGlynn — none; Mr. Tripp — 9,000; Mr. Wilde — 7,800; Mr. Aronowitz — 6,000; Mr. Coughlin — 12,000; Mr. Doyle — none; Mr. Peck — 40,500; Mr. Slotnik — 12,000; Mr. Bechet — 33,151; Mr. Fanger — none; and Mr. Pallin — 14,400.

(6)        Percent of Class is calculated by dividing the number of shares in the seventh column of this table by the total shares of Common Stock outstanding at the Record Date (61,564,573 shares).

(7)    Mr. Wyman is not standing for election for another term.

(8)    Includes 305,648 shares pledged to secure a margin loan.

*            Less than three-tenths of 1%.

N/A                                                                                 Not applicable.

The principal occupation during the past five years of each director and executive officer of the Company is set forth below.  All directors and executive officers have held their present positions for five years unless otherwise stated.

Dennis S. Aronowitz, an attorney, retired in 1996 from Boston University where he served on the faculty of the Law School since 1967 and was Director of the Banking Law Center and Graduate Banking Law programs.  He was a trustee of a number of John Hancock mutual funds until his retirement as a trustee at the end of 2004.

George C. Caner, Jr. serves as the Secretary of the Company.  Mr. Caner is an attorney at the law firm of Ropes & Gray, where he was a partner from 1965 through 1996.  Mr. Caner currently is Of Counsel at the firm.

David C. Chapin is a Principal of Chapin Properties Team Ltd., a real estate investment, property appraisal and management company, and has served in that capacity since August 2004.  From 1998 to August 2004, he was a Principal of T. H. Niles Real Estate Group, Inc., a real estate investment, property appraisal and management company.

Richard P. Chapman, Jr. has served as President of the Bank from 1973 through April 2000 and Chairman and Chief Executive Officer since 1975.  He has served as Chairman, President and Chief Executive Officer of the Company since its organization in 1998.  Mr. Chapman is also a trustee of a number of John Hancock mutual funds and a Vice Chairman of the Board of Trustees of Northeastern University.

William G. Coughlin became a member of the Executive Committee in 1997.  Mr. Coughlin is a private investor in commercial real estate.

John J. Doyle, Jr. is a bank consultant who has served as President and Chief Executive Officer of three community banks.  Previously, he was a partner at KPMG from 1969 through 1991.

John A. Hackett was the head of J. J. Ruddy Insurance Agency, Inc. for over 40 years.  Mr. Hackett served as a director of Mystic Financial, Inc. (“Mystic”) that was acquired by the Company on January 7, 2005.  He served as the chair of the Loan, Investment, Compensation and Nominating Committees of Mystic’s subsidiary bank, Medford Co-operative Bank (“Medford”).  He served as a director of Medford for 23 years.

John L. Hall, II is President of Hall Properties, Inc., a real estate investment, management and development company, and has served in that capacity since 1989.

John J. McGlynn became a Director on January 7, 2005.  Mr. McGlynn served as Chairman of the Board of Directors of Mystic and was a Director of Medford since 1966.  From 1998 to 2003, he served as the Director of

Special Projects for the Middlesex Sheriff’s Department, which involved overseeing the establishment and operation of community counseling centers.

Charles H. Peck became President of the Bank in April 2000 and is an Executive Vice President of the Company.  He has served as the Senior Loan Officer of the Bank since 1970.

Hollis W. Plimpton, Jr. is a retired priest who serves Sherrill House and is a priest emeritus for Grace Episcopal Church in Norwood, Massachusetts.

Joseph J. Slotnik has served as a member of the Executive Committee since 1974.  Mr. Slotnik is a private investor and previously was managing partner of the Boston office of a brokerage and investment firm.

William V. Tripp, III is an attorney and partner at Choate Hall & Stewart, and has been with that firm since 2001.  Previously, he was a partner at Holland & Knight, LLP and had been with that firm since 1968.

Rosamond B. Vaule is active in volunteer work for various educational and charitable organizations.

Peter O. Wilde became a member of the Executive Committee in 2006.  He has been President of Tuftane Extrusion Technologies, Inc., a manufacturing company, since 1998.  In 1997, he was Managing Director of Beckwith Bemis Incorporated, a coatings and finishing company.  Previously, he was Vice President of Finance and Administration at Ran Demo, Inc., a materials technology company, and served in that position since 1991.

Franklin Wyman, Jr. became a member of the Executive Committee in 1979.  He was designated lead independent director by the Board of Directors of the Company in January 2004. Mr. Wyman is Chairman of O’Conor, Wright, Wyman, Inc., a consulting firm providing advisory services in mergers and acquisitions, where he has been since 1984.  He retired as a director of Fitchburg Gas & Electric Company in 1999 and retired as a director of Unitil Corporation, an electric utility company in New Hampshire, in 2000.

Executive Officers of the Company Who Are Not Directors

Paul R. Bechet became Executive Vice President of the Bank in 2004 and has served as the Chief Financial Officer of the Bank since June 1997.  He also serves as Senior Vice President and Chief Financial Officer of the Company.  He became Treasurer of the Bank and the Company in January 2002.  Prior to joining the Bank, Mr. Bechet was a certified public accountant and partner at KPMG LLP since 1972.  His primary areas of responsibility include financial reporting and risk management.

Michael J. Fanger is President and Chief Executive Officer of Eastern Funding LLC (“Eastern”), a specialty finance company that he founded in June 1997.  The Company acquired a controlling interest in Eastern on April 13, 2006.  Previously, he was Executive Vice President of Medallion Financial Corp. (“Medallion”) from May 1996 through June 1997 and an officer of affiliates of Medallion from 1987 through June 1997.  He was a loan officer at Shawmut Community Bank, NA, Massachusetts from 1981 to 1986.

David J. Pallin is Senior Vice President of the Bank, a position he has held since November 2002.  His primary area of responsibility is indirect automobile lending.  Prior to joining the Bank, Mr. Pallin was the Collection and Liquidation Overseer at Bankvest Capital Corporation since 2001, Vice President-Automotive Lease and Finance Sales and Marketing Manager at Chevy Chase Bank since 2000 and Senior Vice President and Head of Consumer Lending at USTrust since 1994.

Board Independence

The Board of Directors has determined that, except as to Messrs. Chapman and Peck, each member of the Board of Directors is an “independent director” within the meaning of the Nasdaq corporate governance listing standards.  Messrs. Chapman and Peck are not considered independent because they are executive officers of the Company.

Ownership Reports by Officers and Directors

The Common Stock of the Company is registered with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”).  The officers and directors of the Company and beneficial owners of greater than 10% of the Company’s Common Stock (“10% beneficial owners”) are required to file reports on Forms 3, 4 and 5 with the SEC disclosing beneficial ownership and changes in beneficial ownership of the Common Stock.  SEC rules require disclosure in the Company’s Proxy Statement or Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the Company’s Common Stock to file a Form 3, 4 or 5 on a timely basis.  All of the Company’s officers and directors filed these reports on a timely basis in 2006.

Meetings and Committees of the Board of Directors

The business of the Boards of Directors of the Company and the Bank is conducted through meetings and activities of the Boards and their committees.  The Board of the Company has the following committees:  Audit Committee, CRA Committee, Compensation Committee, Executive Committee and Nominating Committee.  The Board of the Bank has the following committees:  Audit Committee, Compensation Committee, Executive Committee, Loan Committee, Nominating Committee and Watch Committee.

During the year ended December 31, 2006, the Board of Directors of the Company held four meetings and the Board of Directors of the Bank held 12 meetings.  During the year ended December 31, 2006, no director attended fewer than 75% of the total meetings of the Boards of Directors and committees on which such director served.

The CRA Committee consists of directors Aronowitz, McGlynn, Vaule and Wilde.  The Committee met quarterly during the year ended December 31, 2006 to review the status of the Bank’s CRA program and any reports issued by regulators resulting from their examination of the Bank’s compliance with CRA regulations.

The Compensation Committee of the Company and the Bank consists of directors Chapin, Slotnik, Tripp and Wyman.  The Committee met three times during the year ended December 31, 2006 to review executive compensation, employment contracts and other contractual matters.  It recommends the compensation to be paid to the Company’s highest paid officers (the three highest paid officers in 2006), reviews the parameters that must be met for bonuses to be paid to those officers and approves the actual amounts of bonuses paid. Each member of the Compensation Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards.  The report of the Compensation Committee is included elsewhere in this Proxy Statement.

The Executive Committee consists of directors Chapman, Coughlin, Slotnik, Wilde and Wyman.  The Committee met 13 times during the year ended December 31, 2006 to exercise general control and supervision of all matters pertaining to the interests of the Company and the Bank, subject at all times to the direction of the Board of Directors.

The Loan Committee consists of directors Chapman, Coughlin and Wyman.  The Committee generally meets bi-weekly to review and approve all loan requests over $1,000,000.

The Watch Committee consists of directors Chapman and Slotnik.  The Committee met quarterly during the year ended December 31, 2006 to review the status of the loan portfolio and OREO properties, the classification of loans and the adequacy of the allowance for losses on loans and OREO.

The Nominating Committee

The Nominating Committee of the Company and the Bank consists of directors Coughlin, Wilde and Wyman.  Each member of the Nominating Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards.  The Company’s Board of Directors has adopted a written charter for the Committee, which is available at the Company’s website at www.brooklinebank.com. The Committee met two times during the year ended December 31, 2006.

The functions of the Nominating Committee include the following:

•                                          to lead the search for individuals qualified to become members of the Board and to select director nominees to be presented for stockholder approval;

•                                          to review and monitor compliance with the requirements for board independence; and

•                                          to review the committee structure and make recommendations to the Board regarding committee membership.

The Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service.  Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective.  If any member of the Board does not wish to continue in service, or if the Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Committee would solicit suggestions for director candidates from all Board members.  In addition, the Committee is authorized by its charter to engage a third party to assist in the identification of director nominees.  The Nominating Committee would seek to identify a candidate who at a minimum satisfies the following criteria:

•                                          has personal and professional ethics and integrity and whose values are compatible with the Company’s;

•                                          has had experiences and achievements that have given him or her the ability to exercise and develop good business judgment;

•                                          is willing to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•                                          is familiar with the communities in which the Company operates and/or is actively engaged in community activities;

•                                          is involved in other activities or interests that do not create a conflict with his or her responsibilities to the Company and its stockholders; and

•                                          has the capacity and desire to represent the balanced, best interests of the stockholders of the Company as a group, and not primarily a special interest group or constituency.

The Nominating Committee will also take into account whether a candidate satisfies the criteria for “independence” under the Nasdaq corporate governance listing standards and, if a nominee is sought for service on the Audit Committee, the financial and accounting expertise of a candidate, including whether an individual qualifies as an audit committee financial expert.

Procedures for the Nomination of Directors by Stockholders

The Nominating Committee has adopted procedures for the submission of director nominees by stockholders.  If a determination is made that an additional candidate is needed for the Board of Directors, the Nominating Committee will consider candidates submitted by the Company’s stockholders.  Stockholders can submit the names of qualified candidates for Director by writing to our Corporate Secretary, at 160 Washington Street, Brookline, Massachusetts 02445.  The Corporate Secretary must receive a submission not less than ninety (90) days prior to the date of the Company’s proxy materials for the preceding year’s annual meeting. The submission must include the following information:

•                                          the name and address of the stockholder as he or she appears on the Company’s books, and number of shares of the Company’s Common Stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•                                          the name, address and contact information for the candidate, and the number of shares of Common Stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•                                          a statement of the candidate’s business and educational experience;

•                                          such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;

•                                          a statement detailing any relationship between the candidate and the Company;

•                                          a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•                                          detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•                                          a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in “Other Matters and Advance Notice Procedures.”

Stockholder Communications with the Board

A stockholder of the Company who wishes to communicate with the Board of Directors or with any individual Director can write to the Corporate Secretary of the Company, at 160 Washington Street, Brookline, Massachusetts 02445, Attention:  Board Administration.  The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership.  Depending on the subject matter, management will:

•                                          forward the communication to the Director or Directors to whom it is addressed;

•                                          attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or

•                                          not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, management will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the Directors.

Code of Ethics

The Company has adopted a Code of Ethics that the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer must adhere to.  In addition, the Company has adopted a Code of Business Conduct and Ethics that is applicable to the officers, directors and employees of the Company.  The Code of Ethics is available on the Company’s website at www.brooklinebank.com.  Amendments to and waivers from the Code of Ethics are also disclosed on the Company’s website.

The Audit Committee

The Audit Committee of the Company and the Bank consists of directors Chapin, Doyle and Tripp.  Each member of the Audit Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards and under SEC Rule 10A-3.  The Board of Directors has determined that Mr. Doyle qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the SEC, primarily through:

•                                          his experience as a certified public accountant and partner at KPMG for 22 years;

•                                          his educational background which includes an MBA from the Amos Tuck School of Business Administration at Dartmouth College; and

•                                          his experience as a bank consultant in serving as the President and Chief Executive Officer of three community banks.

The Committee reviews the contents of and conclusions in audit reports prepared by the internal auditor and the Company’s independent registered public accounting firm, reviews and approves the annual engagement of the Company’s independent registered public accounting firm, the Company’s audit policy, the internal audit function and the plan of audit coverage, and reviews with management and the Company’s independent registered public accounting firm the Company’s financial statements and internal controls.  The Audit Committee of the Company met six times during the year ended December 31, 2006.   The Company’s Board of Directors has adopted a written charter for the Audit Committee of the Company, the current version of which is available at the Company’s website at www.brooklinebank.com.

Audit Committee Report

In accordance with rules established by the SEC, the Audit Committee of the Company has prepared the following report for inclusion in this Proxy Statement:

As part of its ongoing activities, the Audit Committee has:

•                                          reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements for the year ended December 31, 2006 and the audit of management’s assessment of, and the effectiveness of, internal control over financial reporting;

•                                          discussed with the independent registered public accounting firm of the Company the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

•                                          received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s report on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.  In addition, the Audit Committee recommended that the Board of Directors appoint KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007, subject to the ratification of this appointment by the stockholders.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

This report has been provided by the Audit Committee:

David C. Chapin

John J. Doyle, Jr.

William V. Tripp, III

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management of the Company.  Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

This report has been provided by the Compensation Committee:

David C. Chapin                                                         Joseph J. Slotnik

William V. Tripp, III                                        Franklin Wyman, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation program is one that is designed to accomplish the following objectives:

•                  Make available a range of compensation elements that can be utilized to attract and retain executives with the talent needed to achieve the Company’s performance goals and to remain competitive relative to the compensation paid to executives with similar responsibilities at similarly-sized financial institutions;

•                  Align the interests of executive officers with the interests of the Company’s stockholders; and

•                  Motivate executives by having part of their overall compensation based on pre-determined performance goals.

To accomplish these objectives, the Committee believes that executive compensation programs should include salary, performance-based cash incentives, equity compensation and a menu of benefit programs typically offered in the market place.

The Committee does not have a written charter.

Role of Executive Officers in Compensation Decisions

The Compensation Committee approves the compensation paid to the Chief Executive Officer, the Chief Financial Officer and the Executive Vice President of the Company.  The performance of the Chief Executive Officer is reviewed annually by the Committee. The Chief Executive Officer presents annually to the Committee his assessment of the performance of the Chief Financial Officer and the Executive Vice President of the Company and his recommendations for their salary adjustments and performance awards. The Committee exercises its discretion in determining the levels of compensation to be paid to those executives.

The Compensation Committee approves equity compensation awards to all officers of the Company. The Committee has given the Chief Executive Officer the authority to determine the non-equity compensation of all officers of the Company other than those officers mentioned in the preceding paragraph.

Performance evaluations are generally measured on criteria applicable to the Company as a whole and to specific responsibilities of each executive. Criteria considered include earnings, return on equity, return on assets, asset quality, capital management, risk management, franchise expansion, corporate governance, expertise and general management skills, and each executive’s contribution to the successful operation of the Company. These criteria are evaluated not only on current year performance but also on the trend of performance over the past few years and within the context of the unusual operating and performance issues inherent in the management of a highly capitalized, converted financial institution. Also taken into consideration are factors outside of the control of management such as the state of the economy, the interest rate environment, regulatory mandates and competition.

Strict numerical formulas are not used to determine changes in compensation. Instead, surveys prepared by banking associations and professional firms on compensation paid to executives performing comparable duties at similarly-sized financial institutions in Massachusetts and the New England region are utilized in the decision process.

Compensation Elements

Compensation paid to or earned by our executive officers in 2006 consisted primarily of salary, performance-based cash incentives, vested stock awarded several years ago, dividends paid on unvested stock, payment of dividend equivalent rights on unexercised stock options and, in the case of the Chief Executive Officer and the Executive Vice President of the Company, the change in value of their supplemental retirement income benefits. Our executive officers are eligible to participate in benefit programs generally available to employees such as the Employee Stock Ownership Plan, the 401(k) plan, the defined contribution plan, medical and dental benefits, group term life insurance and postretirement medical benefits.

A description of each compensation element and how the amount to be paid or awarded is determined is presented below.

Salary

The salary of executive officers and other members of senior management is reviewed annually. Changes in salary are based on an evaluation of each individual’s responsibilities, skills, experience and performance, and on a comparison to salaries paid to individuals performing comparable duties at similarly-sized financial institutions. Performance takes into consideration each individual’s contribution in the achievement of business and profitability goals.

Non-Equity Incentive Compensation

Executive officers and certain other officers are eligible to receive annual cash incentive payments based on achievement of pre-determined quantitative thresholds approved by the Compensation Committee.  A discussion of incentive payments to individuals who are referred to in this Proxy Statement as “Named Executive Officers” is presented after the Plan-Based Awards table which follows.

Stock Awards and Stock Option Grants

In 2006, no shares of Common Stock were awarded or stock options granted to the executives referred to as “Named Executive Officers” in this Proxy Statement.  The Chief Executive Officer, the Chief Financial Officer and the Executive Vice President of the Company were awarded shares of Common Stock and granted stock options in 1999 and 2003. Mr. Pallin and Ms. Gorman were awarded shares of Common Stock and granted stock options in 2003. Mr. Fanger, who joined the Company in 2006, has not been awarded any shares of Common Stock or granted any stock options.

The Company converted from a mutual to a stock form of organization and sold 47% of the Company’s shares in an Offering that occurred in 1998. Shares owned by the Company’s mutual holding company parent were sold in an Offering that occurred in 2002. Subsequent to the completion of these Offerings, the stockholders approved in 1999 a recognition and retention plan (“1999 RRP”) and a stock option plan (“1999 Option Plan”) and, in 2003, another recognition and retention plan (“2003 RRP”) and a stock option plan (“2003 Option Plan”).

The purpose of the 1999 and 2003 RRPs was to have a method to recognize prior service and to provide current and prospective directors, officers and employees with an ownership interest in the Company that would encourage the retention and recruitment of those individuals on whom the success of the Company most depends. The purpose of the 1999 and 2003 Option Plans was to enable the granting of long-term incentive awards to directors, officers and employees as a means of enhancing and encouraging the retention and recruitment of those individuals.

The RRPs and Option Plans presented to the Company’s stockholders for approval in 1999 and 2003 stated the maximum number of shares of Common Stock and stock options that could be awarded or granted under the Plans. The totals presented for approval were at amounts within the limits allowed by regulators in transactions involving conversion to a stock form of ownership. After approval of the RRPs and Option Plans by the Company’s stockholders, the Compensation Committee awarded Common Stock and granted stock options to directors and certain officers and employees below the approved limits. The awards and grants were based on, among other things, the years of service to the Company and the role and responsibilities of the recipients in executing the Company’s growth objectives.

Supplemental Retirement Income Agreements

In 1991, the Company entered into non-qualified supplemental retirement income agreements for the benefit of the Chief Executive Officer and the Executive Vice President of the Company. As of December 31, 2006, these individuals had over 34 years and 45 years, respectively, of service to the Company. The agreements were amended in 2006.  A description of the amendments and a summary of the benefits payable under the agreements is described under “Pension Benefits”.

Other Benefits

The Company provides a range of other benefits to its officers and employees. The benefits include medical, dental, disability and life insurance coverage, a 401(k) plan, a defined contribution plan and an Employee Stock Ownership Plan. The executives referred to as “Named Executive Officers” in this Proxy Statement participate in these benefits.  A description of the features of these benefits is presented below.

Medical, Dental, Life, Disability and Other Similar Employee Benefit Plans.  The Company provides eligible employees with group life, accidental death and dismemberment, and long-term disability coverage.  For its eligible employees, the Company pays 80% of the monthly premiums for group health coverage and 50% of the monthly premiums for individual and family dental coverage.  For the Chief Executive Officer and the Executive Vice President, the Company pays 100% of such premiums.  The Company pays 100% of the monthly premiums for group life insurance coverage for all employees after the employee has completed one year of service.  The Company also sponsors a flexible benefits plan under which employees can pay their ratable share of health insurance premiums on a pre-tax basis, a medical expense reimbursement plan under which employees can defer their salary on a pre-tax basis to cover the costs of certain medical expenses not reimbursed through insurance or otherwise, and a dependent care plan under which employees can defer their salary on a pre-tax basis to cover qualified dependent care expenses.

Postretirement Medical Benefit Plan.  The Company sponsors a plan that enables employees to obtain postretirement medical benefits.  Upon retirement, the Company will pay part of the annual premium for medical coverage up to a maximum limit of 50% for individuals who were employees of the Bank at December 31, 2003 and who had a minimum number of years of service with the Bank at that date.

401(k) Plan.  The Company maintains a 401(k) plan which is a qualified, tax-exempt profit sharing plan with a salary deferral feature under Section 401(k) of the Code (the “401(k) Plan”).  All employees who have attained age 21 are eligible to participate.

Under the 401(k) Plan, participants are permitted to make salary reduction contributions equal to the lesser of 75% of compensation or a maximum limit which is indexed annually ($15,000 in 2006).  Those plan participants who are age 50 or older are permitted to make salary reduction contributions equal to the lesser of 75% of compensation or a maximum limit which is indexed annually ($20,000 in 2006).

Defined Contribution Plan.  The Company has a defined contribution plan under which it provides annual contributions equal to 5% of each participant’s compensation up to a maximum limit which is indexed annually ($220,000 in 2006).  In order to be fully vested in the Company’s annual contribution, a participant must complete three years of service with the Company in which he works 1,000 hours or more.  The plan permits employees to direct the investment of their own accounts into various investment options.

Employee Stock Ownership Plan.  The Company has implemented an Employee Stock Ownership Plan (the “ESOP”).  Employees with at least one year of employment in which they work 1,000 hours or more with the Company and who have attained age 21 are eligible to participate.  Shares of the Company’s Common Stock purchased by the ESOP are held in a suspense account for allocation among participants.

Shares of Common Stock released from the suspense account are allocated among ESOP participants on the basis of compensation in the year of allocation.  Benefits generally vest over a seven-year period.  Benefits generally vest at the rate of 20% per year beginning in the third year of service until a participant is 100% vested after seven years or upon normal retirement (as defined in the ESOP), disability or death of the participant or a change in control (as defined in the ESOP).  A participant who terminates employment for reasons other than death, retirement or disability prior to seven years of credited service forfeits the nonvested portion of his benefits under the ESOP.  Benefits are payable in the form of Common Stock of the Company and cash upon death, retirement, early retirement, disability or separation from service.

Any amendments to the ESOP are approved by the Bank’s  Board of Directors.  The ESOP is administered by a committee comprised of Mr. Chapman, Mr. Bechet and another officer of the Bank.  The ESOP committee has appointed an independent financial institution to serve as trustee of the ESOP.  The ESOP committee may instruct the trustee regarding investment of funds contributed to the ESOP.  The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of participating employees.  Under the ESOP, nondirected shares and shares held in the suspense account are voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of ERISA.

Executive Compensation

The following table sets forth for the year ended December 31, 2006 certain information as to the total remuneration paid to or earned by the Chief Executive Officer, Mr. Chapman, the Chief Financial Officer, Mr. Bechet, the three most highly compensated executive officers of the Company other than Messrs. Chapman and Bechet, and Ms. Gorman who resigned from her executive officer responsibilities effective October 31, 2006 and as an employee of the Company effective January 31, 2007.  We refer to these executive officers in this Proxy Statement as the “Named Executive Officers”.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary	Bonus	Stock awards	Option awards	Non-equity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings		All other compensation (1)	Total

Richard P. Chapman, Jr. President, Chief Executive Officer and Director	2006	$530,000	$—	$606,244	$—	$136,358	$—	(2)	$399,676	$1,672,278

Paul R. Bechet Senior Vice President, Chief Financial Officer and Treasurer	2006	215,000	—	232,492	—	46,096	—		153,780	647,368

Charles H. Peck Executive Vice President and Director	2006	235,000	—	303,122	—	50,384	—	(2)	242,898	831,404

Cheryl B. Gorman Senior Vice President	2006	150,000	—	95,802	—	24,660	—		119,471	389,933

David J. Pallin Senior Vice President	2006	155,000	—	71,851	—	35,844	—		74,007	336,702

Michael J. Fanger President, Chief Executive Officer and Director of Eastern Funding LLC	2006	195,750	—	—	—	74,500	—		25,252	295,502

(1) All other compensation is comprised of the following elements:

	Chapman	Bechet	Peck	Gorman	Pallin	Fanger

Dividend equivalent rights	$254,078	$65,087	$133,906	$45,414	$8,756	$—
Dividends on unvested stock	89,910	36,275	44,955	18,400	13,800	—
Employee stock ownership plan	24,671	24,671	24,671	20,895	22,541	—
Defined contribution plan (401-K)	11,000	11,000	11,000	9,316	10,008	10,163
Medical and dental insurance premiums	17,743	10,015	17,743	10,015	10,015	15,089
Group term life insurance premiums	2,274	6,732	10,623	3,431	8,887	—
Outplacement service	—	—	—	12,000	—	—
	$399,676	$153,780	$242,898	$119,471	$74,007	$25,252

(2) For the year ended December 31, 2006, the actuarial present value of Mr. Chapman’s and Mr. Peck’s accumulated benefits under their supplemental retirement income agreements decreased by $56,230 and $104,310, respectively.

The 2006 salaries paid to Mr. Chapman, Mr. Bechet and Mr. Peck were approved by the Compensation Committee. In 2006, Mr. Chapman’s salary increased $30,000 (6.0%), Mr. Bechet’s salary increased $15,000 (7.5%) and Mr. Peck’s salary increased $7,500 (3.3%).  The increases awarded to Mr. Chapman and Mr. Bechet took into consideration their involvement in the acquisition and successful consolidation of Mystic Financial, Inc. and in the development of the 2006-2008 Strategic Plan of the Company.  Mr. Chapman set the salaries for two other executive officers (Ms. Gorman and Mr. Pallin). Ms. Gorman received no increase; Mr. Pallin received an increase of $7,500 (5.1%) in recognition of the growth of the indirect automobile loan business.  Mr. Fanger’s salary was approved by the Company’s Board of Directors in connection with its approval of the acquisition of a controlling interest in Eastern Funding LLC by the Company’s bank subsidiary.  The amount of salary shown for Mr. Fanger in the SUMMARY COMPENSATION TABLE represents the amount earned in the nine month period ended December 31, 2006.  On an annualized basis, Mr. Fanger’s salary in 2006 was $261,000.

The amounts shown above in the column “Stock Awards” represents the expense recognized in the Company’s financial statements for the year ended December 31, 2006 based on the grant date fair value per share and the shares awarded to each executive that vested in 2006. See note 12 to the Company’s consolidated financial statements as of and for the year ended December 31, 2006 for additional information about stock awards.

The non-equity incentive compensation shown in the above table represents the amounts earned based on the actual level of achievement of the benchmarks established. The amounts earned for the year ended December 31, 2006 were paid in 2007. The amounts earned expressed as a percent of 2006 salary were as follows: Mr. Chapman – 25.7%; Mr. Bechet and Mr. Peck – 21.4%; Ms. Gorman – 16.4%; Mr. Pallin – 23.1%; and Mr. Fanger – 38.1%.  See the table and narrative under “Plan-Based Awards” for further information about non-equity incentive compensation.

The amounts shown in the eighth column in the above table represent the changes in the actuarial present value of Mr. Chapman’s and Mr. Peck’s accumulated benefits under their supplemental retirement income agreements as measured at December 31, 2005 and December 31, 2006. The reductions in value in 2006 resulted primarily from an amendment to the supplemental retirement income agreements and a change in one of the assumptions used for purposes of calculating actuarial present value.

The amendment is described in the narrative presented after the table “Pension Benefits at and for the year ended December 31, 2006”. The change in assumption related to the expected retirement dates of Mr. Chapman and Mr. Peck. Both of these executives continue to serve as executive officers of the Company, despite having reached the normal retirement age of 65. Currently, Mr. Chapman is 72 years old and Mr. Peck is 66 years old. In view of their expected continued service as executive officers of the Company, for purposes of calculating the actuarial present value of their accumulated benefits, their projected date of retirement was extended to February 25, 2009, the expiration date of their employment contracts. The extension of their assumed retirement dates reduced the actuarial present value of their accumulated benefits.

Included in other compensation are dividend equivalent rights. The 1999 and 2003 Option Plans provide Plan participants the right to receive for each vested unexercised stock option held an amount equal to any extraordinary dividend per share of Common Stock declared by the Company. Each Plan includes a separate definition of what constitutes an extraordinary dividend. The extra dividends of $0.20 per share paid to stockholders in each of February and August 2006 met in part the terms and conditions stated in the Plan definitions. The amounts paid to the executives noted in the above table were determined by multiplying the number of vested unexercised stock options held by each executive times the dividend equivalent right per option calculated in accordance with the terms and conditions outlined in the Plans.

Also included in other compensation are dividends paid on unvested shares of Common Stock. Under the 1999 and 2003 RRPs, the holders of awarded unvested Common Stock are entitled to receive for each share held an amount equal to the per share amount of dividends paid to stockholders of the Company.

Plan-Based Awards

The following table sets forth for the year ended December 31, 2006 certain information as to non-equity incentive plan compensation for the Named Executive Officers.  There were no grants of plan-based equity incentive awards to the Named Executive Officers during the year ended December 31, 2006.

			Possible payments under non-equity incentive plans
Name	Date of Plan Approval		Threshold(1)		Target(2)	Maximum(3)

Richard P. Chapman, Jr.	April 20, 2006		$84,270		$159,000	$159,000

Paul R. Bechet	April 20, 2006		28,487		53,750	53,750

Charles H. Peck	April 20, 2006		31,137		58,750	58,750

Cheryl B. Gorman	April 20, 2006		18,000		37,500	37,500

David J. Pallin	April 20, 2006		20,344		38,750	44,562

Michael J. Fanger	April 13, 2006	(4)		(5)	87,019		(5)

(1)	Threshold refers to the amount that would be paid if actual performance only met the minimum level set in the plan to be eligible for a cash incentive payment.
(2)	Target refers to the amount that would be paid if the specified performance targets were achieved.
(3)	Maximum refers to the maximum payment possible under the plan.
(4)	Represents the effective date of the contractual arrangement with Mr. Fanger approved by the Board of Directors of the Bank in connection with the acquisition of a controlling interest in Eastern.
(5)

The threshold and maximum are not specified amounts. The maximum that can be earned by Mr. Fanger is 50% of an incentive pool, the total of which is determined by a formula described in the fourth paragraph following this table.

The Company has a short-term incentive plan to provide a cash benefit beyond base salary to certain executive officers and other officers for the attainment of annual profitability and other business goals. The financial and business goals of Mr. Chapman, Mr. Bechet and Mr. Peck are reviewed and approved annually by the Compensation Committee. The financial and business goals of the other officers included in the plan are set by the Chief Executive Officer. All bonus payments under the plan are approved by the Compensation Committee. The Compensation Committee has the right to amend the plan at any time and to increase or deny payments that otherwise would be called for by the plan.

The maximum cash incentive payment that could be earned for the year ended December 31, 2006 was an amount equal to 30% of base salary in the case of Mr. Chapman and 25% of base salary in the case of Mr. Bechet, Mr. Peck and Ms. Gorman. Of the maximum amount of incentive payment, 80% was based on the degree of achievement of a pre-tax income goal and, in the case of Messrs. Chapman, Peck and Bechet, 20% was based on maintaining the average level of the Bank’s non-performing assets below one-half of 1% and, in the case of  Ms. Gorman, 20% was based on performance criteria relating to the retail operations of the Bank. Except for Ms. Gorman’s performance criteria, these benchmarks were approved by the Compensation Committee. For each 1% shortfall in the achievement of the 2006 pre-tax income goal, there was a corresponding 2% reduction in the percentage to be applied to calculate the portion of the total cash incentive payment attributable to the profitability benchmark. If the shortfall in achievement of the pre-tax income goal had exceeded 20%, no cash incentive attributable to the profitability benchmark would have been paid. If the average level of the Bank’s non-performing assets increased to 2%, the portion of the total cash incentive payment attributable to non-performing assets would have been reduced to 5% of base salary.  If the average level of non-performing assets exceeded 2%, no cash incentive attributable to the non-performing assets benchmark would have been paid.  For the year ended December 31, 2006, 82.2% of the profitability benchmark was achieved and 100% of the asset quality benchmark was achieved.  Ms. Gorman did not achieve the performance criteria related to the retail operations of the Bank.

The target cash incentive payment that could be earned by Mr. Pallin for the year ended December 31, 2006 was an amount equal to 25% of his base salary. The maximum cash incentive payment that could be earned by Mr. Pallin for the year ended December 31, 2006 was 115% of the target, or an amount equal to 28.75% of his base salary. Of the maximum amount of incentive payment, 90% was based on the level of return on assets achieved and 25% was based on asset quality benchmarks. Return on assets was calculated by dividing pre-tax income relating to the Bank’s indirect automobile lending activity by the average of indirect automobile loans outstanding. The asset quality benchmarks related to the average credit scores of indirect automobile loans in the portfolio, the monthly level of loans delinquent over 30 days and the annual rate of net charge-offs of indirect automobile loans. To achieve the maximum amount of incentive payment related to the return on assets benchmark, return on assets would have had to exceed 0.50%. The minimum amount of incentive payment related to the return on assets benchmark would have been reduced to 13.125% of base salary if the return on assets declined to 0.15%. If the return on assets fell below 0.15%, no cash incentive attributable to the return on assets benchmark would have been paid. The total asset quality rating of 25% would have been reduced (a) by 1% for each month in which over 15% of loans originated had average credit scores below 660, (b) by 1% for each month in which loans delinquent over 30 days at the end of a month exceeded 1.5% and (c) by 5% if the annual rate of indirect automobile loan net charge-offs as a percent of the annual average of indirect automobile loans outstanding was between 0.50% and 0.75%, by 15% if the annual rate of net charge-offs was between 0.75% and 1.00% and by 25% if the annual rate of net charge-offs exceeded 1.00%. For the year ended December 31, 2006, 90% of the target profitability benchmark was achieved and 100% of the asset quality benchmarks were achieved.

Mr. Fanger and two other officers of Eastern Funding LLC (“Eastern”) are entitled to receive annual cash incentive payments based on the profitability of Eastern expressed as a return on equity and the average level of Eastern’s loans delinquent over 30 days. The Company acquired a controlling interest in Eastern on April 13, 2006. For the period from that date to December 31, 2006, return on equity was calculated by annualizing Eastern’s pre-tax income for that period and dividing the resulting amount by Eastern’s equity at the beginning of the period. The total cash incentive pool available for payment was determined from calculations relating to the layering of pre-tax income. The portion of pre-tax income to be included in the cash incentive pool increased as the rate of return on equity increased. The maximum portion of pre-tax income that could have been included in the cash incentive pool was 15% of the excess of pre-tax income over a pre-determined pre-tax rate of return on equity; no ceiling existed as to how high the resulting amount for inclusion in the investment pool could be. If the pre-tax rate of return on equity fell below a pre-determined rate, no amount would be placed in the incentive pool. The total cash incentive pool was subject to reduction if the current year average of month end percentages of loans delinquent over 30 days exceeded the average of month end percentages of loans delinquent over 30 days during the three years prior to the current year. The rate of reduction increased as the rate of loans delinquent over 30 days increased. According to Mr. Fanger’s employment agreement, no more than 50% of the incentive pool can be awarded to him. The percent awarded to Mr. Fanger was 45.7% of the incentive pool and was approved by the Compensation Committee. Allocation of the remainder of the incentive pool can be to the two other officers and any other employees of Eastern. Such allocations are subject to the approval of a committee comprised of Mr. Fanger, Mr. Chapman and Mr. Bechet.

Outstanding Equity Awards at Year End

The following table sets forth information as of December 31, 2006 with respect to outstanding equity awards to the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Option awards					Stock awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options un- unexercisable(3)	Equity incentive plan awards: number of securities underlying unexercised earned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested

Richard P. Chapman, Jr.	554,958	—	—	$4.944	04/19/09	121,500	(3)	$1,600,155	—	—
	300,000			15.02	12/19/13
Paul R. Bechet	117,567	—	—	4.944	04/19/09	46,651	(3)	614,394	—	—
	115,000			15.02	12/19/13
Charles H. Peck	281,587	—	—	4.944	04/19/09	60,750	(3)	800,077	—	—
	175,000			15.02	12/19/13
Cheryl B. Gorman	40,000	—	—	12.91	01/31/08	19,200	(2)	252,864	—	—
	60,000			15.02	04/30/07
David J. Pallin	40,000	-	-	15.02	12/19/13	14,400	(3)	189,648	—	—

Michael J. Fanger	—	—	—	—	—	—		—	—	—

(1)  Based on market value per share of $13.17 at December 31, 2006.

(2)  Ms. Gorman resigned from the Company effective January 31, 2007.  Her unvested shares of stock were forfeited on that date.

(3)  The Named Executive Officers had no unvested stock options at December 31, 2006.  Their unvested shares of Common Stock at December 31, 2006 will vest as follows:

Mr. Chapman — 40,500 shares each on January 2, 2007, January 2, 2008 and January 2, 2009

Mr. Bechet — 13,500 shares each on January 2, 2007, January 2, 2008 and January 2, 2009 and 6,151 shares on April 19, 2007

Mr. Peck — 20,250 shares each on January 2, 2007, January 2, 2008 and January 2, 2009

Mr. Pallin — 4,800 shares each on October 16, 2007, October 16, 2008 and October 16, 2009

Option Exercises and Stock Vested

The following table sets forth information with respect to stock options exercised and Common Stock that vested during the year ended December 31, 2006 for the Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED FOR THE YEAR ENDED DECEMBER 31, 2006

	Option awards		Stock awards
Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting(1)

Richard P. Chapman, Jr.	—	—	40,500	$573,885

Paul R. Bechet	—	—	19,651	287,189

Charles H. Peck	—	—	20,250	286,942

Cheryl B. Gorman	—	—	6,400	89,920

David J. Pallin	—	—	4,800	67,440

Michael J. Fanger	—	—	—	—

(1)   Calculated by multiplying the number of shares vested times the market price per share on the date of vesting.

Pension Benefits

The following table sets forth information with respect to pension benefits at and for the year ended December 31, 2006 for the Named Executive Officers.

PENSION BENEFITS AT AND FOR THE YEAR ENDED DECEMBER 31, 2006

Name	Plan name	Number of years credited service	Present value of accumulated benefit	Payments during last fiscal year

Richard P. Chapman, Jr.	Supplemental Retirement Income	—	$3,442,419	$—
Agreement

Paul R. Bechet	—	—	—	—

Charles H. Peck	Supplemental Retirement Income	—	1,072,905	—
Agreement

Cheryl B. Gorman	—	—	—	—

David J. Pallin	—	—	—	—

Michael J. Fanger	—	—	—	—

A number of years ago, the Bank entered into non-qualified supplemental income agreements with Mr. Chapman and Mr. Peck (the “Agreements”). The Agreements provide retirement benefits equal to the sum of 70% of each executive’s average compensation reduced by the actuarial equivalent benefit of any distribution the executive, his beneficiary or estate is entitled to receive from prior and existing Bank qualified retirement plans and from one-half of his Social Security benefits.

Average compensation is defined as the average of the compensation received by the executive in the three calendar years in the ten calendar year period prior to the executive’s retirement which produces the highest rate of compensation. On December 21, 2006, an amendment was made to the Agreements to clarify that the annual “compensation” on which the retirement benefit is based include the executive’s annual salary plus non-equity incentive bonus, but exclude all except a limited amount of other items that may be considered compensation for purposes of federal income taxes ($20,000 for Mr. Chapman and $10,000 for Mr. Peck). Additionally, other amendments were made to clarify the assumptions used to calculate actuarial equivalent benefits and to eliminate references to early retirement and disability that were no longer necessary. The change in annual expense resulting from the amendments to the Agreements was not material to the Company’s consolidated financial statements as of and for the year ended December 31, 2006.

Retirement benefits under the Agreements are generally payable to the executive or his beneficiary as a monthly benefit or, at the election of the Bank, as a lump sum benefit. The monthly benefits continue until the later of the executive’s death or 20 years from retirement in the case of Mr. Chapman and 15 years from retirement in the case of Mr. Peck. Upon a change in control, the executive (or in the event of the executive’s death, his beneficiary) can elect to receive a lump sum payment equal to the actuarial equivalent of the monthly benefit the executive or his beneficiary is entitled to at the time of the change in control. All obligations under the Agreements are payable from the general assets of the Bank.

The table below reflects the amount of compensation to each of the Named Executive Officers of the Company in the event of termination of each executive’s employment. The amount of compensation payable to each Named Executive Officer upon voluntary resignation, early retirement, normal retirement, involuntary not for cause termination, involuntary termination for cause, involuntary termination after a change in control, disability or death of the executive is shown below. The amounts shown assume that termination was as of December 31, 2006 and are based on amounts earned as of that date and estimates of amounts to be paid to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of the executive’s separation from the Company.  Both Mr. Chapman and Mr. Peck are fully vested in and would be paid pension benefits under their supplemental retirement income agreements upon the termination of their employment, as described in the Pension Benefits table in this Proxy Statement.

	Voluntary resignation	Early retirement (1)	Normal retirement	Involuntary termination	Involuntary termination for cause	Involuntary termination after change in control	Disability (5)	Death (5)

Richard P. Chapman, Jr.:
Employment agreement:
Cash severance	$—		$—	$2,025,960	$—	$2,025,960	$350,000	$530,000
Medical and dental premiums	—		—	60,465	—	60,465	20,155	20,155
Life insurance premiums	—		—	10,059	—	10,059	3,353	—
Stock awards (2)(4)	—		1,600,155	1,600,155	—	1,600,155	1,600,155	1,600,155

Paul R. Bechet:
Severance agreement:
Cash severance	$—	$—	$—	$—	$—	$250,604	$—	$—
Medical and dental premiums	—	—	—	—	—	11,137	—	—
Life insurance premiums	—	—	—	—	—	12,455	—	—
Stock awards (3)(4)	—		81,009	—	—	614,394	614,394	614,394

Charles H. Peck:
Employment agreement:
Cash severance	$—		$—	$870,300	$—	$870,300	$94,000	$235,000
Medical and dental premiums	—		—	60,465	—	60,465	20,155	20,155
Life insurance premiums	—		—	38,290	—	38,290	12,763	—
Stock awards (2)(4)	—		800,077	800,077	—	800,077	800,077	800,077

David J. Pallin:
Severance agreement:
Cash severance	$—		$—	$—	$—	$180,339	$—	$—
Medical and dental premiums	—		—	—	—	11,137	—	—
Life insurance premiums	—		—	—	—	7,698	—	—
Stock awards (4)	—		—	—	—	189,648	189,648	189,648

Michael J. Fanger:
Employment agreement:
Cash severance	$—	$—	$—	$671,000	$—	$671,000	$408,285	$765,678
Medical and dental premiums	—	—	—	40,238	—	40,238	—	—
Life insurance premiums	—	—	—	9,415	—	9,415	—	—

(1)          At December 31, 2006, the ages of Messrs. Chapman, Peck and Pallin were beyond the normal age of retirement (65) and, therefore, no information is presented for those individuals under the “Early retirement” column.

(2)          Shares of Common Stock awarded to Mr. Chapman and Mr. Peck under the Company’s 2003 recognition and retention plan that had not yet vested at December 31, 2006 would have vested on that date upon voluntary resignation as officers and directors of the Company or involuntary termination for any reason other than for cause.

(3)          Shares of Common Stock awarded to Mr. Bechet under the Company’s 1999 recognition and retention plan that had not yet vested at December 31, 2006 (6,151 shares) would vest upon his normal retirement.

(4)          Shares of Common Stock awarded to the Named Executive Officers under the 1999 and 2003 recognition and retention plans that had not yet vested at December 31, 2006 would have vested upon involuntary termination after a change in control, disability or death of the Named Executive Officer.

(5)          In the event of disability or the death of a Named Executive Officer, in addition to the benefits shown under the columns “Disability” and “Death”, the Named Executive Officer would receive benefits under the Company’s disability plan or payments under the Company’s group term life insurance plan, as appropriate.

Employment Agreements with Bank Officers.  The Bank has entered into substantially identical employment agreements with Messrs. Chapman and Peck.  The termination date of the agreements is February 25, 2009.  The Board recognizes that as the maturity dates of the employment agreements approach, it may be in the best interest of the Company and the Bank to negotiate new contracts for the executive officers.

Under the agreements, the base salaries for Messrs. Chapman and Peck at December 31, 2006 were $530,000 and $235,000, respectively.  The base salary may be increased but not decreased. In addition to the base salary, the agreements provide for, among other things, participation in retirement plans and other employee and fringe benefits applicable to executive personnel. The agreements provide for termination by the Bank for cause at any time. In the event the Bank terminates the executive’s employment for reasons other than for cause, or in the event of the executive’s resignation from the Bank (such resignation to occur within the period or periods set forth in the employment agreement) upon (i) failure to re-elect the executive to his current offices, (ii) a material change in the executive’s functions, duties or responsibilities, or relocation of his principal place of employment by more than 30 miles, (iii) liquidation or dissolution of the Bank or the Company, (iv) a breach of the agreement by the Bank, or (v) following a change in control of the Bank or the Company, the executive, or in the event of death, his beneficiary, would be entitled to severance pay in an amount equal to three times the base salary and the highest bonus paid during any of the last three years.  The Bank also would continue the executive’s life, health, dental and disability coverage for 36 months from the date of termination.  In the event the payments to the executive include an “excess parachute payment” as defined by Code Section 280G (relating to payments made in connection with a change in control), the payments would be reduced in order to avoid having an excess parachute payment.

Under the agreements, the executive’s employment may be terminated upon his retirement in accordance with any retirement policy established on behalf of the executive and with his consent.  Upon the executive’s retirement, he will be entitled to all benefits available to him under any retirement or other benefit plan maintained by the Bank.  In the event of the executive’s disability for a period of six months, the Bank may terminate the agreement provided that the Bank will be obligated to pay him his base salary for the remaining term of the agreement or one year, whichever is longer, reduced by any benefits paid to the executive pursuant to any disability insurance policy or similar arrangement maintained by the Bank.  In the event of the executive’s death, the Bank will pay his base salary to his named beneficiaries for one year following his death, and will also continue medical, dental and other benefits to his family for one year.  The employment agreement provides that, following his termination of employment, the executive will not compete with the Bank for a period of one year.

Employment Agreements with Eastern Officers.  In connection with the acquisition of a controlling interest in Eastern, employment contracts were entered into on April 13, 2006 with Mr. Fanger and two other officers. The termination date of each of the agreements is April 13, 2009. On each of their first anniversary date and second anniversary date, the agreements extend for an additional year unless the individual officer receives written notice at least sixty days prior to the anniversary date that the agreement will not be extended.

Under Mr. Fanger’s agreement, his annual base salary was set at $261,000 per year and is subject to review at least once each year. The base salary can be increased, but not decreased. Any base salary increases require the approval of the Compensation Committee. In addition to base salary, Mr. Fanger is entitled to an annual cash incentive payment, the details of which are described in the section “Plan-Based Awards” previously presented. The agreement also provides Mr. Fanger with participation in all the benefit programs available to employees of the Company and the Bank plus an annual car allowance of $10,000.

Mr. Fanger’s agreement provides for termination by Eastern for cause at any time. In the event Eastern terminates his employment for reasons other than cause, or in the event of his resignation from Eastern upon (i) failure to re-elect or re-appoint him as the Chief Executive Officer and a Director of Eastern (unless, with respect to his re-election as a Director of Eastern, Mr. Fanger and his family members do not in the aggregate own 10% or more of Eastern when he is not re-elected), (ii) a material change in his function, duties or responsibilities, (iii) relocation of his principal place of employment by more than 50 miles, without his approval, (iv) the occurrence of a change in control or sale of Eastern, as a result of which there occurs a “material adverse effect” (as defined in the next paragraph), (v) the occurrence of a “material adverse effect”, (vi) liquidation or dissolution of Eastern or (vii) a material breach of Mr. Fanger’s employment agreement, Mr. Fanger, or in the event of death, his beneficiary, would be entitled to severance in an amount equal to two times the sum of the annual rate of his base salary in effect on the date of termination and the amount of his cash incentive payment for the previous calendar year. Such sum would be payable monthly over two years commencing from the date of termination. The agreement provides that, following termination of Mr. Fanger’s employment for the above reasons, he will not compete with Eastern for a period of one year. Mr. Fanger may elect to receive a reduced severance payment equal to one times the sum of the items previously mentioned. If he so elected, he would not be subject to the non-compete condition. If Mr. Fanger chose to voluntarily resign from Eastern during the first three years of his employment agreement, he could not compete with Eastern for a period of three years. During the period in which Mr. Fanger would be entitled to receive cash severance payments, Eastern would continue to provide him with the benefits he was receiving as of the date of termination as a participant in the Company’s benefit programs.  In the event of disability or death, Mr. Fanger or his beneficiaries would be entitled to receive from the date of the event through the expiration date of his agreement his base salary plus a pro rated portion of his cash incentive.  If Mr. Fanger became disabled or chose to voluntarily resign from Eastern after the end of the third year of his employment agreement, he could not compete with Eastern for a period of two years.

A “material adverse effect” means (A) the implementation of a voluntary determination by the Bank to withdraw or reduce its support of Eastern by (i) materially and adversely changing the basis on which Eastern is financed, (ii) withdrawing a material part of Mr. Fanger’s authorities as the President of Eastern, (iii) requiring a material curtailment or reduction in the business activities of Eastern or materially and adversely changing the manner in which Eastern’s business is conducted other than to address a regulatory directive or (iv) materially and adversely changing Eastern’s compensation arrangement or (B) discontinuance of Eastern as a limited liability corporation for at least five years from the date of the agreement. An action that would otherwise constitute a “material adverse effect” under clause (A) will not be so deemed if such action is taken in the year following any year in which Eastern fails by 20% or more to meet projected net income as contained in Eastern’s business plan and such failure is not attributable to actions by the Company or the Bank that constitute a “material adverse effect” during the year in which the failure occurs.

The employment agreements with the two other officers of Eastern are somewhat similar to Mr. Fanger’s agreement except that the amount of severance each executive would be entitled to receive would equal one times the sum of the executive’s annual rate of base salary in effect on the date of termination and the amount of cash incentive paid to the executive for the previous calendar year.

Severance Agreements.  As of December 31, 2006, the Bank entered into severance agreements (the “Severance Agreements”) with 13 other officers of the Bank, including Mr. Bechet and Mr. Pallin, which provide certain benefits in the event of a change in control of the Bank or the Company.  Each of the Severance Agreements is for a term of one year except for one Severance Agreement that is for a two-year term.  Commencing on each anniversary date, the Board of Directors may extend any Severance Agreement for an additional year.  The Severance Agreements enable the Bank to offer to designated officers certain protections against termination without cause in the event of a “change in control.” For these purposes, a “change in control” is defined generally to mean: (i) consummation of a plan of reorganization, merger or sale of substantially all of the assets of the Bank or the Company where the Bank or the Company is not the surviving entity; (ii) changes to the Board of Directors of the Bank or the Company whereby individuals who constitute the current Board cease to constitute a majority of the Board, subject to certain exceptions; (iii) a “change in control” as that term is defined in the Bank Holding Company

Act; (iv) a transaction or occurrence whereby any person becomes the beneficial owner of 25% or more of the voting securities of the Company; and (v) a tender offer is made for 25% or more of the voting securities of the Company and 25% or more of the stockholders have tendered their shares.  These protections against termination without cause in the event of a change in control are frequently offered by other financial institutions, and the Bank may be at a competitive disadvantage in attracting and retaining key employees if it does not offer similar protections.  Although the Severance Agreements may have the effect of making a takeover more expensive to an acquiror, the Bank believes that the benefits of enhancing the Bank’s ability to attract and retain qualified management persons by offering the Severance Agreements outweighs any disadvantage of such agreements.

Following a change in control of the Company or the Bank, an officer is entitled to a payment under the Severance Agreement if the officer’s employment is involuntarily terminated during the term of such agreement, other than for cause, as defined, or if the officer voluntarily terminates employment during the term of such agreement as the result of a demotion, loss of title, office or significant authority, reduction in his annual compensation or benefits, or relocation of the officer’s principal place of employment by more than 30 miles from its location immediately prior to the change in control.  In the event that an officer who is a party to a Severance Agreement is entitled to receive payments pursuant to the Severance Agreement, the officer would receive a cash payment up to a maximum of one times the average of the three preceding years’ annual base salary and cash incentive, except for one officer who would receive a payment up to a maximum of two times the average of the two preceding years of his annual base salary and cash incentive.  The amounts Mr. Bechet and Mr. Pallin would receive are shown in the table above.  The remaining officers would receive cash severance of approximately $1,641,000 in the aggregate, pursuant to their severance agreements upon a change in control of the Bank or the Company.  In addition to the cash severance payment, each covered officer would receive life, health, dental and disability coverage for a period of up to 12 months from the date of termination (24 months in the case of one officer).  The total premiums for such coverage are estimated to be approximately $158,000.  Notwithstanding any provision to the contrary in the Severance Agreements, payments under the Severance Agreements are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

Stock Benefit Plans

The Company has the following stock benefit plans:  the 1999 Stock Option Plan, the 2003 Stock Option Plan, the 1999 Recognition and Retention Plan and the 2003 Recognition and Retention Plan.  All of these plans have been approved by the Company’s stockholders.  Awards have been made to directors, certain executive officers and employees of the Company and the Bank as determined by the Compensation Committee, which administers the plans.  Awards vest for the Company and the Bank in accordance with schedules determined by the Compensation Committee.  If a recipient ceases continuous service with the Company or the Bank due to normal retirement (except with respect to the 2003 Recognition and Retention Plan regarding awards to individuals other than directors), death or disability, or following a change in control, shares subject to restrictions will immediately vest; in the event of cessation of continuous service for any other reason, unvested shares are forfeited and returned to the Company.  Recipients have the right to vote nonvested shares that have been awarded and receive dividends declared on such shares.

Pursuant to the Stock Option Plans, options to purchase common stock of the Company have been granted to directors, certain executive officers and employees of the Company and the Bank, as determined by the Compensation Committee which administers the plans.  The Compensation Committee also determines the period over which such awards vest and become exercisable.  The plans provide for awards in the form of stock options, reload options, limited stock appreciation rights and dividend equivalent rights.

Set forth below is information as of December 31, 2006 regarding equity compensation plans categorized by those plans that have been approved by stockholders and those plans that have not been approved by stockholders.

Plan	Number of securities to be issued upon exercise of outstanding options and rights	Weighted average exercise price	Number of securities remaining available for issuance under plans

Equity compensation plans approved by stockholders	3,182,988	$9.38	1,520,854	(1)

Equity compensation plans not approved by stockholders	—	—	—
Total	3,182,988	$9.38	1,520,854	(1)

(1)          Consists of 29,774 shares and 107,600 shares available for future issuance pursuant to the 1999 and 2003 Recognition and Retention Plans, respectively, and 245,980 shares and 1,137,500 shares underlying options available for future issuance pursuant to the 1999 and 2003 Stock Option Plans, respectively.

Directors’ Compensation

The following table sets forth certain information as to the total remuneration paid to our directors other than Mr. Chapman and Mr. Peck for the year ended December 31, 2006.  No compensation was paid to Mr. Chapman or Mr. Peck for their services as a Director.

DIRECTOR COMPENSATION TABLE FOR THE YEAR ENDED DECEMBER 31, 2006

			All other compensation
Name	Fees earned or paid in cash	Stock awards (1)	Dividend equivalent rights	Dividends on unvested Common Stock	Total

Oliver F. Ames	$13,000	$359,256	$33,362	$5,130	$410,748
Dennis S. Aronowitz	8,000	44,907	19,255	6,660	78,822
George C. Caner, Jr.	5,600	44,907	20,639	6,660	77,806
David C. Chapin	26,500	53,888	27,144	7,992	115,524
William G. Coughlin	44,250	89,814	26,106	13,320	173,490
John J. Doyle, Jr.	14,250	—	—	—	14,250
John L. Hall, II	4,250	44,907	24,034	6,660	79,851
John J. McGlynn	16,750	—	—	—	16,750
Hollis W. Plimpton, Jr.	5,000	22,453	9,614	3,330	40,397
Joseph J. Slotnik	40,000	89,814	38,455	13,320	181,589
William V. Tripp, III	24,000	67,360	29,717	9,990	131,067
Rosamond B. Vaule	8,000	44,907	24,034	6,660	83,601
Peter O. Wilde	28,000	58,379	29,717	8,658	124,754
Franklin Wyman, Jr.	50,750	123,494	57,683	18,315	250,242

(1)          The amounts shown in the column represent the expense recognized in the Company’s financial statements for the year ended December 31, 2006 based on the grant date fair value per share and the shares awarded to each director that vested in 2006.

Executive officers of the Company and the Bank receive no fees for service on the Board of Directors of the Company and the Bank or on any committees of the Boards.  Directors of the Company receive an annual retainer of $2,000 and directors of the Bank receive an annual retainer of $5,000.  Directors of the Company receive fees of $750 for each meeting attended except for the Secretary of the Company who receives $900 for each meeting.  No additional fees are paid to directors who also attend meetings of the Bank held on the same day as meetings of the Company.

Members of the Audit Committee, the Compensation Committee and the CRA Committee receive fees of $750 for each meeting attended.  The Chairman of the Audit Committee receives an additional annual retainer of $2,000.  The Chairman of the Compensation Committee receives an additional annual retainer of $1,000.  Members of the Executive Committee of the Bank receive an annual retainer of $5,000 plus fees of $750 for each meeting attended.  The Vice Chairman of the Committee receives an additional retainer of $4,000.  Members of the Loan Committee of the Bank receive fees of $750 for each meeting attended.  The outside director on the Watch Committee receives an annual retainer of $5,000 and an additional $2,000 for serving as Chairman of the Committee.

Transactions with Certain Related Persons

All transactions between the Company and its executive officers, directors, holders of 10% or more of the shares of its Common Stock and affiliates thereof, are on terms no less favorable to the Company than could have been obtained by it in arm’s-length negotiations with unaffiliated persons.  The balance of loans outstanding to directors, executive officers and their related interests amounted to $2,849,000 at December 31, 2006.  The Sarbanes-Oxley Act of 2002 generally prohibits an issuer from:  (i) extending or maintaining credit; (ii) arranging for the extension of credit; or (iii) renewing an extension of credit in the form of a personal loan for an officer or director.  There are several exceptions to this general prohibition, however, one of which is applicable to the Company.  Namely, this prohibition does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act.  All loans to the Company’s directors and officers by the Bank are made in conformity with the Federal Reserve Act and regulations promulgated thereunder.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of the Company has approved the engagement of KPMG LLP to be the Company’s independent registered public accounting firm for the 2007 fiscal year, subject to the ratification of the engagement by the Company’s stockholders.  At the Annual Meeting, stockholders will consider and vote on the ratification of the engagement of KPMG LLP for the Company’s fiscal year ending December 31, 2007.  A representative of KPMG LLP is expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if he so desires.

Set forth below is certain information concerning aggregate fees billed for professional services rendered during fiscal year 2006 and 2005 by KPMG LLP, the Company’s independent registered public accounting firm.  The aggregate fees included in the Audit category were fees billed for the fiscal years for the audit of the Company’s annual financial statements, the audit of management’s report on internal control over financial reporting and the review of the Company’s quarterly financial statements.  The aggregate fees included in each of the other categories were fees billed in the fiscal years.

	2006	2005
Audit Fees	$434,000	$406,500
Audit-Related Fees	16,000	16,500
Tax Fees	58,375	54,075
All Other Fees	—	—

Audit Fees.  Audit fees were for professional services rendered for the audits of the consolidated financial statements of the Company, the review of the financial statements included in the Company’s quarterly reports on Form 10-Q and the audit of management’s assessment of the Company’s internal control over financial reporting.

Audit-Related Fees.  Audit-related fees were for professional services rendered related to accounting for the acquisition of Eastern Funding LLC in 2006 and the acquisition of Mystic Financial, Inc. in 2005.

Tax Fees.  Tax fees were for services related to tax compliance, tax planning, the review of tax issues in 2006 and 2005 in connection with the acquisitions of Eastern Funding LLC and Mystic Financial, Inc. and assistance in 2005 in addressing state tax issues relating to Eastern Funding LLC.

The Audit Committee considered whether the provision of non-audit services was compatible with maintaining the independence of the independent registered public accounting firm.  The Audit Committee concluded that performing such services in 2006 did not affect the independent registered public accounting firm’s independence in performing their function as auditors of the Company.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget.  The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary.  The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.  The audit-related fees paid in 2006 and 2005 were approved per the Audit Committee’s pre-approval policies.

In order to ratify the selection of KPMG LLP as the independent registered public accounting firm for the 2007 fiscal year, the proposal must receive the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2007 FISCAL YEAR.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s executive office, 160 Washington Street, Brookline, Massachusetts 02445, no later than November 15, 2007. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

OTHER MATTERS AND ADVANCE NOTICE PROCEDURES

The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement.  However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the Annual Meeting, as to which they shall act in accordance with their best judgment.  The Board of Directors intends to exercise its discretionary authority to the fullest extent permitted under the Securities Exchange Act of 1934.

The Bylaws of the Company provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board, the stockholder must give written notice to the Secretary of the Company not less than 90 days before the date fixed for such meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. The notice must include the stockholder’s name, record address and number of shares owned by the stockholder, describe briefly the proposed business, the reasons for bringing the business before the annual meeting and any material interest of the stockholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

The date on which the 2008 Annual Meeting of Stockholders is expected to be held is April 17, 2008. Accordingly, advance written notice of business or nominations to the Board of Directors to be brought before the 2008 Annual Meeting of Stockholders must be given to the Company no later than January 17, 2008.  If notice is received after January 17, 2008, it will be considered untimely, and the Company will not be required to present the matter at the 2008 Annual Meeting of Stockholders.

MISCELLANEOUS

The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company.  Proxies also may be solicited personally or by mail, telephone or telegraph by the Company’s directors, officers and employees, without additional compensation therefor. The Company also will request persons, firms and corporations holding shares in their names, or in the names of their nominees which are beneficially owned by others, to send proxy materials to and to obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006 WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN OR TELEPHONIC REQUEST TO PAUL R. BECHET, SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER, BROOKLINE BANCORP, INC., 160 WASHINGTON STREET, BROOKLINE, MASSACHUSETTS 02445, OR CALL AT 617-730-3500.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ George C. Caner, Jr.
George C. Caner, Jr.
Corporate Secretary

Brookline, Massachusetts
March 15, 2007

REVOCABLE PROXY

BROOKLINE BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS

April 19, 2007

The undersigned hereby appoints the official proxy committee consisting of the Board of Directors with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders (“Annual Meeting”) to be held at the Brookline Holiday Inn, 1200 Beacon Street, Brookline, Massachusetts 02446 on April 19, 2007, at 10:00 a.m.  The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

		FOR	VOTE WITHHELD
(except as marked to the contrary below)
1.	The election as Directors of all nominees listed below each to serve for a three-year term.	☐	☐

David C. Chapin John A. Hackett John L. Hall, II Hollis W. Plimpton, Jr. Rosamond B. Vaule

INSTRUCTION: To withhold your vote for one or more nominees, write the name of the nominee(s) on the line(s) below.

FOR

AGAINST

ABSTAIN

2.	The ratification of the appointment of KPMG LLP as independent registered public accounting firm for the Company for the year ending December 31, 2007.	☐	☐	☐

The Board of Directors recommends a vote “FOR” Proposals 1 and 2.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.  IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL MEETING, THIS PROXY WILL BE VOTED AS DIRECTED BY A MAJORITY OF THE BOARD OF DIRECTORS.  AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.  This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of notice of the Annual Meeting, a proxy statement dated March 15, 2007 and audited financial statements.

Dated: ☐	Check Box if You Plan
to Attend Annual Meeting

PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

Please complete and date this proxy and return it promptly

in the enclosed postage-prepaid envelope.